Exhibit 99.2
The following information is set forth under “Item 1A. Risk Factors” of the Merrill Lynch & Co., Inc. Annual Report on Form 10-K for the year ended December 31, 2011. When used below, “ML & Co.” refers to Merrill Lynch & Co., Inc. and “Merrill Lynch” refers to ML & Co. together with its subsidiaries, “Bank of America” refers to Bank of America Corporation, the “SEC” refers to the Securities and Exchange Commission, the “Financial Reform Act” refers to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the “U.K.” refers to the United Kingdom and the “FSA” refers to the Financial Services Authority.  Also, when used below, “we,” “us” and “our” may refer to ML & Co. individually, ML & Co. and its subsidiaries, or certain of ML & Co.'s subsidiaries or affiliates.
Item 1A. Risk Factors

In the course of conducting our business operations, we are exposed to a variety of risks, some of which are inherent in the financial services industry and others of which are more specific to our own businesses. The following discussion addresses the most significant factors that could affect our businesses, operations, and financial condition. Additional factors that could affect our financial condition and operations are discussed in
“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking
Statements.” However, other factors could also adversely affect our businesses, operations, and financial condition.
Therefore, the risk factors below should not be considered a complete list of potential risks that we may face.

General Economic and Market Conditions Risk

Our businesses and results of operations have been, and may continue to be, materially and adversely affected by the U.S. and international financial markets and economic conditions generally. Our businesses and results of operations are materially affected by the financial markets and general economic conditions in the U.S. and abroad, including factors such as the level and volatility of short-term and long-term interest rates, inflation, home prices, unemployment and under-employment levels, bankruptcies, household income, consumer spending, fluctuations in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of capital and credit, investor sentiment and confidence in the financial markets, European sovereign debt risks and the strength of the U.S. economy and the non-U.S. economies in which we operate. The deterioration of any of these conditions can adversely affect our business and securities portfolios, our level of charge-offs and provision for credit losses, the carrying value of our deferred tax assets, our capital levels and liquidity and our results of operations.

Although the U.S. economy continued its modest recovery in 2011, elevated unemployment, under-employment and household debt, along with continued stress in the consumer real estate market and certain commercial real estate markets, pose challenges for domestic economic performance and the financial services industry. The sustained high unemployment rate and the lengthy duration of unemployment have directly impaired consumer finances and pose risks to the financial services industry. The U.S. housing market remains weak and elevated levels of distressed and delinquent mortgages pose further risks to the housing market. In addition, the public perception of certain financial services firms and practices appeared to decline during 2011. The current environment of heightened scrutiny of financial institutions has resulted in increased public awareness of and sensitivity to financial services industry fees and practices. Each of these factors may adversely affect our fees and costs.

Liquidity Risk

Liquidity risk is the potential inability to meet our contractual and contingent financial obligations, on- or off-balance sheet, as they become due.

Adverse changes to Bank of America’s or our credit ratings from the major credit rating agencies could have a material adverse effect on our liquidity, cash flows, competitive position, financial condition and results of operations by significantly limiting our access to funding or the capital markets, increasing our borrowing costs, or triggering additional collateral or funding requirements. Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including over-the-counter (“OTC”)
derivatives.

Credit ratings and outlooks are opinions on our creditworthiness and that of our obligations or securities, including long-term debt, short-term borrowings and other securities, including asset securitizations. Following the acquisition of Merrill Lynch by Bank of America, the major credit rating agencies have indicated that the primary drivers of Merrill Lynch's credit ratings are Bank of America's credit ratings. Bank of America's credit ratings are subject to ongoing review by the rating agencies, which consider a number of factors, including Bank of America's financial strength, performance, prospects and operations as well as factors not under Bank of America's control.

On December 15, 2011, Fitch Ratings ("Fitch") downgraded Bank of America's and ML & Co.'s long-term and short-term debt ratings as a result of Fitch's decision to lower its “support floor” for systemically important U.S.
financial institutions. On November 29, 2011, Standard & Poor's Ratings Services ("S&P") downgraded Bank of
America's and ML & Co.'s long-term and short-term debt ratings as a result of S&P's implementation of revised methodologies for determining Banking Industry Country Risk Assessments and bank ratings. On September 21,
2011, Moody's Investors Service, Inc. ("Moody's") downgraded Bank of America's and ML & Co.'s long-term and short-term debt ratings as a result of Moody's lowering the amount of uplift for potential U.S. government support it incorporates into ratings. On February 15, 2012, Moody's placed Bank of America's long-term debt ratings on review for possible downgrade as part of their review of financial institutions with global capital markets operations. Any adjustment to Bank of America's (and consequently, our) ratings will be determined based on
Moody's review; however, the agency offered guidance that downgrades to Bank of America's ratings, if any, would likely be limited to one notch.

Currently, Bank of America's and ML & Co.'s long-term/short-term senior debt ratings and outlooks expressed by the rating agencies are as follows: Baa1/P-2 (negative) by Moody's; A-/A-2 (negative) by S&P; and A/F1 (stable)
by Fitch. The rating agencies could make further adjustments to Bank of America's (and consequently, our) credit ratings at any time. There can be no assurance that additional downgrades will not occur.

A further reduction in certain of our credit ratings may have a material adverse effect on our liquidity, access to credit markets, the related cost of funds, our businesses and on certain trading revenues, particularly in those businesses where counterparty creditworthiness is critical. If Bank of America’s or Merrill Lynch’s (including our bank's or broker dealer subsidiaries') short-term credit ratings were downgraded by one or more levels, the potential loss of access to short-term funding sources such as repurchase agreement financing and the effect on our incremental cost of funds and earnings could be material.

In addition, under the terms of certain OTC derivative contracts and other trading agreements, in the event of a further downgrade of the credit ratings of ML & Co. or certain subsidiaries, counterparties to those agreements may require ML & Co. or certain subsidiaries to provide additional collateral, terminate these contracts or agreements, or provide other remedies. At December 31, 2011, if the rating agencies had downgraded their long-term senior debt ratings for ML & Co. or certain subsidiaries by one incremental notch, the amount of additional collateral contractually required by derivative contracts and other trading agreements would have been approximately $0.4 billion. If the rating agencies had downgraded their long-term senior debt ratings for ML & Co. or certain subsidiaries by a second incremental notch, approximately $0.3 billion in additional collateral would have been required.

Also, if the rating agencies had downgraded their long-term senior debt ratings for ML & Co. or certain subsidiaries by one incremental notch, the derivative liability that would be subject to unilateral termination by counterparties as of December 31, 2011 was $0.5 billion, against which $0.3 billion of collateral had been posted. If the rating agencies had downgraded their long-term debt ratings for ML & Co. or certain subsidiaries by a second incremental notch, the derivative liability that would be subject to unilateral termination by the counterparties as of December
31, 2011 was an incremental $3.5 billion, against which $3.4 billion of collateral had been posted.

While certain potential impacts are contractual and quantifiable, the full consequences of a credit ratings downgrade to a financial institution are inherently uncertain, as they depend upon numerous dynamic, complex and interrelated factors and assumptions, including whether any downgrade of a firm's long-term credit ratings precipitates downgrades to its short-term credit ratings, and assumptions about the potential behaviors of various customers, investors and counterparties.

For a further discussion of our liquidity matters, see “Management’s Discussion and Analysis of Financial
Condition and Results of Operations — Funding and Liquidity.”

Our liquidity, cash flows, financial condition and results of operations, and competitive position may be significantly adversely affected by the inability of us or Bank of America to access the capital markets or if there is an increase in our borrowing costs. Liquidity is essential to our business. We fund our assets primarily with a mix of secured and unsecured liabilities through a globally coordinated funding strategy with Bank of America. We have established intercompany lending and borrowing arrangements to facilitate centralized liquidity management. As a result, our liquidity risk is derived in large part from Bank of America’s liquidity risk. Bank of America’s and our liquidity could be significantly adversely affected by an inability to access the capital markets; illiquidity or volatility in the capital markets; unforeseen outflows of cash, including customer deposits, funding for commitments and contingencies; the ability to sell assets on favorable terms; increased liquidity requirements on our banking or nonbanking subsidiaries imposed by their home countries; or negative perceptions about Bank of
America’s and our short- or long-term business prospects, including downgrades of credit ratings. Several of these factors may arise due to circumstances that neither we nor Bank of America may be able to control, such as a general market disruption, negative views about the financial services industry generally, changes in the regulatory environment, actions by credit rating agencies or an operational problem that affects third parties, us or Bank of
America.

Our and Bank of America’s cost of obtaining funding is directly related to prevailing market interest rates and to credit spreads. Credit spreads are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we or Bank of America need to pay to funding providers. Increases in interest rates and such credit spreads can significantly increase the cost of funding for us and Bank of America.
Changes in credit spreads are market-driven and may be influenced by market perceptions of the creditworthiness of us and Bank of America. Changes to interest rates and credit spreads occur continuously and may be unpredictable and highly volatile.

For additional information about our liquidity, including credit ratings and outlooks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funding and Liquidity.”

Our dependence upon funds from our subsidiaries and our parent could adversely impact our liquidity. ML & Co.
is a holding company that is a separate and distinct legal entity from its parent, Bank of America, and our broker-dealers and other subsidiaries. We evaluate and manage liquidity on a legal entity basis. Legal entity liquidity is an important consideration as there are legal and other limitations on our ability to utilize liquidity from one legal entity to satisfy the liquidity requirements of another, including ML & Co. For instance, ML & Co. depends on dividends, distributions and borrowings or other payments from its subsidiaries and may depend in large part on financing from Bank of America to fund payments on our obligations, including debt obligations. Bank of America may, in some instances, be unable to provide us with the funding we need to fund payments on our obligations.
Many of our subsidiaries, including our broker-dealer subsidiaries, are subject to laws that restrict dividend payments to ML & Co. In addition, our broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements, as well as restrictions on their ability to use funds deposited with them in brokerage accounts to fund their businesses. Additional restrictions on related party transactions, increased capital and liquidity requirements and additional limitations on the use of funds on deposit in brokerage accounts, as well as lower earnings, can reduce the amount of funds available to meet the obligations of ML & Co. and even require ML & Co. to provide additional funding to such subsidiaries.
Regulatory action of that kind could impede access to funds we need to make payments on our obligations. In addition, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. For additional information about regulatory capital requirements and limitations on our subsidiaries' ability to pay dividends, see Note 18 to the Consolidated Financial
Statements in Part II, Item 8 of this Form 10-K.

Mortgage and Housing Market-Related Risk

We have been, and expect to continue to be, required to repurchase mortgage loans and/or reimburse whole loan buyers, Fannie Mae ("FNMA") and Freddie Mac (collectively, the "GSEs") and monolines for losses due to claims related to representations and warranties made in connection with sales of residential mortgage-backed securities and other loans, and have received similar claims, and may receive additional claims, from private-label securitization investors and private-label securitization trustees, monolines and others. We have recorded provisions for certain of these exposures. However, the ultimate resolution of these exposures could have a material adverse effect on our cash flows, financial condition and results of operations. In connection with residential loans sold to investors other than the GSEs as well as to the GSEs, Merrill Lynch and certain of its subsidiaries made various representations and warranties. Breaches of these representations and warranties may result in a requirement that we repurchase mortgage loans, or indemnify or provide other remedies to counterparties
(collectively, "repurchases"). Merrill Lynch, including First Franklin Financial Corporation ("First Franklin"), sold loans originated from 2004 to 2008 (primarily subprime and alt-A) with an original principal balance of $132 billion through private-label securitizations or whole loan sales that were subject to representations and warranties liabilities. Most of the loans sold in the form of whole loans were subsequently pooled into private-label securitizations sponsored by the third-party buyer of the whole loans. For the outstanding balance of these loans as of December 31, 2011 and December 31, 2010, see Management's Discussion and Analysis of Financial Condition
and Results of Operations - Off-Balance Sheet Exposures - Representations and Warranties - Experience with Non-
GSE Investors” in Part II, Item 7 of this Form 10-K. In addition, Merrill Lynch and First Franklin securitized first-lien residential mortgage loans, generally in the form of mortgage-backed securities ("MBS") guaranteed by the
GSEs.

The amount of our total outstanding repurchase claims from all sources totaled approximately $1.3 billion at
December 31, 2011. The total amount of our recorded liability related to representations and warranties repurchase exposure was $2.8 billion at December 31, 2011. For information concerning the provisions recorded in 2011 and
2010 for our repurchase exposure on private-label securitizations, see Note 14 to the Consolidated Financial
Statements in Part II, Item 8 of this Form 10-K.

Our estimated liability and range of possible loss with respect to non-GSE exposures is necessarily dependent on, and limited by, our historical claims and settlement experience and the experience of our affiliates with non-GSE counterparties and may materially change in the future based on factors beyond our control. Future provisions and/
or estimated ranges of possible loss for non-GSE representations and warranties may be significantly impacted if actual experiences are different from our assumptions in our predictive models, including, without limitation, those regarding the ultimate resolution of the Bank of New York Mellon settlement, estimated repurchase rates, economic conditions, home prices, consumer and counterparty behavior, and a variety of judgmental factors. In addition, we have not recorded any representations and warranties liability for certain potential monoline exposures and certain potential whole loan exposures. We currently estimate that the range of possible loss related to non-GSE representations and warranties exposure as of December 31, 2011 could be up to $0.5 billion over existing accruals.
This estimated range of possible loss for non-GSE representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change, including the assumption that the conditions of the BNY Mellon Settlement are satisfied.

Adverse developments with respect to one or more of the assumptions underlying the liability for non-GSE representations and warranties and the corresponding estimated range of possible loss could result in significant increases to future provisions and our estimated range of possible loss. If future representations and warranties losses occur in excess of our recorded liability and estimated range of possible loss for non-GSE exposures and in excess of our recorded liability for GSE exposures, including as a result of the factors set forth below, such losses could have a material adverse effect on our cash flows, financial condition and results of operations.

The liability for obligations under representations and warranties with respect to GSE and non-GSE exposures and the corresponding estimate of the range of possible loss for non-GSE representations and warranties exposures do not include any losses related to litigation matters disclosed in Note 14 to the Consolidated Financial Statements,
nor do they include any potential securities law or fraud claims or potential indemnity or other claims against us.
Merrill Lynch is not able to reasonably estimate the amount of any possible loss with respect to any such securities law (except to the extent reflected in the aggregate range of possible loss for litigation and regulatory matters disclosed in Note 14 to the Consolidated Financial Statements), fraud or other claims against us; however, such loss could have a material adverse effect on our cash flows, financial condition and results of operations.

For additional information about our representations and warranties exposure, see “Management’s Discussion and
Analysis of Financial Condition and Results of Operations — Off-Balance Sheet Exposures — Representations and
Warranties” and Note 14 to the Consolidated Financial Statements.

If final court approval is not obtained with respect to the BNY Mellon Settlement or if Bank of America and certain of its non-Merrill Lynch subsidiaries determine to withdraw from the settlement, Merrill Lynch's future representations and warranties losses could substantially exceed our existing accruals and the estimated range of possible loss over existing accruals, and consequently could have a material adverse effect on Merrill Lynch's cash flows, financial condition and results of operations. On June 28, 2011, Bank of America and certain of its non-
Merrill Lynch subsidiaries entered into a settlement agreement with The Bank of New York Mellon (“BNY
Mellon”), as trustee, to resolve, among other claims, all outstanding and potential claims related to alleged representations and warranties breaches (including repurchase claims) with respect to the 525 legacy first-lien and five second-lien non-GSE residential mortgage-backed securitization trusts containing loans principally originated between 2004 and 2008 and for which BNY Mellon acts as trustee or indenture trustee (the “BNY Mellon
Settlement”). The BNY Mellon Settlement is subject to final court approval and certain other conditions. It is not currently possible to predict the timing or ultimate outcome of the court approval process, which can include appeals and could take a substantial period of time. There can be no assurance that final court approval of the settlement will be obtained, that all conditions will be satisfied (including the receipt of private letter rulings from the Internal Revenue Service (the “IRS”) and other tax rulings and opinions) or that, if certain conditions to the
BNY Mellon Settlement permitting withdrawal are met, Bank of America and certain of its non-Merrill Lynch subsidiaries will not determine to withdraw from the BNY Mellon Settlement agreement.

If final court approval is not obtained with respect to the BNY Mellon Settlement or if Bank of America and certain of its non-Merrill Lynch subsidiaries determine to withdraw from the BNY Mellon Settlement agreement in accordance with its terms, Merrill Lynch's future representations and warranties losses with respect to non-GSEs could substantially exceed our non-GSE reserve, together with our estimated range of possible loss related to non-
GSE representations and warranties exposure of up to $0.5 billion over existing accruals at December 31, 2011.
Developments with respect to one or more of the assumptions underlying the estimated range of possible loss for non-GSE representations and warranties (including the timing and ultimate outcome of the court approval process relating to the BNY Mellon Settlement) could result in significant increases in our non-GSE reserve and/or to this estimated range of possible loss, and such increases could have a material adverse effect on our cash flows, financial condition and results of operations. For additional information regarding the BNY Mellon Settlement, see
“Management's Discussion and Analysis of Financial Condition and Results of Operations - Off-Balance Sheet
Exposures - Representations and Warranties”.

Further weakness in the U.S. housing market, including home prices, may adversely affect our asset classes and have a significant adverse effect on our financial condition and results of operations. Economic weakness in 2011 was accompanied by continued stress in the U.S. housing market, including declines in home prices. These declines in the housing market, with falling home prices and elevated foreclosures, have negatively impacted the credit performance of certain of our portfolios. Continued high unemployment rates in the U.S. have challenged
U.S. consumers and further compounded these stresses in the U.S. housing market as employment conditions may be compelling some consumers to delay new home purchases or miss payments on existing mortgages.

Conditions in the U.S. housing market have also resulted in significant write-downs of asset values in several asset classes, notably mortgage-backed securities and exposure to monolines. These conditions may negatively affect the value of real estate, which could negatively affect our exposure to representations and warranties. While there were continued indications throughout the past year that the U.S. economy is stabilizing, the performance of our overall portfolios may not significantly improve in the near future. A protracted continuation or worsening of these difficult
U.S. housing market conditions may exacerbate the adverse effects outlined above and have a significant adverse effect on our financial condition and results of operations.

Credit Risk

Credit risk is the risk of loss arising from a borrower, obligor or counterparty default when a borrower, obligor or counterparty does not meet its obligations.

Increased credit risk, due to economic or market disruptions, insufficient credit loss reserves or concentration of credit risk, may necessitate increased provisions for credit losses and could have an adverse effect on our financial condition and results of operations. When we buy debt securities, loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk, or the risk of losses if our borrowers do not repay their loans or our counterparties fail to perform according to the terms of their agreements. A number of our products expose us to credit risk, including loans, lending commitments, derivatives, trading account assets and assets held-for-sale. The credit quality of our portfolios has a significant impact on our earnings.

Global and U.S. economic conditions continue to weigh on our credit portfolios. Economic or market disruptions are likely to increase our credit exposure to customers, obligors or other counterparties due to the increased risk that they may default on their obligations to us.

We estimate and establish an allowance for credit losses for losses inherent in our lending activities (including unfunded lending commitments), excluding those measured at fair value, through a charge to earnings. The amount of allowance is determined based on our evaluation of the potential credit losses included within our loan portfolio.
The process for determining the amount of the allowance requires difficult, subjective and complex judgments. Our ability to assess future economic conditions or the creditworthiness of our customers, obligors or other counterparties is imperfect. We may suffer unexpected losses if the models and assumptions we use to establish reserves and make judgments in extending credit to our borrowers and other counterparties become less predictive of future events. In such an event, we might need to increase the size of our allowance, which could adversely affect our financial condition and results of operations.

In the ordinary course of our business, we also may be subject to a concentration of credit risk in a particular industry, country, counterparty, borrower or issuer. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could have a material adverse effect on our businesses, and the processes by which we set limits and monitor the level of our credit exposure to individual entities, industries and countries may not function as we have anticipated. While our activities expose us to many different industries and counterparties, we routinely execute a high volume of transactions with counterparties in the financial services industry, including broker-dealers, commercial banks, investment funds and insurers. This has resulted in significant credit concentration with respect to this industry.

In the ordinary course of business, we also enter into transactions with sovereign nations, U.S. states and
U.S. municipalities. Unfavorable economic or political conditions, disruptions to capital markets, currency fluctuations, social instability and changes in government policies could impact the operating budgets or credit ratings of sovereign nations, U.S. states and U.S. municipalities and expose us to credit risk.

For additional information about our credit risk and credit risk management policies and procedures, see
“Quantitative and Qualitative Disclosures about Market Risk — Credit Risk Management.”

We could suffer losses as a result of the actions of, or deterioration in, the commercial soundness of our counterparties and other financial services institutions. We could suffer losses and our ability to engage in routine trading and funding transactions could be adversely affected by the actions and commercial soundness of other market participants. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including broker-dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. Financial services institutions and other counterparties are inter-related because of trading, funding, clearing or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to significant future liquidity problems, including losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of a counterparty or client. In addition, our credit risk may be impacted when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivatives exposure due us. Any such losses could materially adversely affect our financial condition and results of operations.

Our derivatives businesses may expose us to unexpected risks and potential losses. We are party to a large number of derivatives transactions, including credit derivatives. Our derivatives businesses may expose us to unexpected market, credit and operational risks that could cause us to suffer unexpected losses and have an adverse effect on our financial condition and results of operations. Severe declines in asset values, unanticipated credit events or unforeseen circumstances that may cause previously uncorrelated factors to become correlated (and vice versa) may create losses resulting from risks not appropriately taken into account in the development, structuring or pricing of a derivative instrument. The terms of certain of our OTC derivative contracts and other trading agreements provide that upon the occurrence of certain specified events, such as a change in our credit ratings, we may be required to provide additional collateral or to provide other remedies, or our counterparties may have the right to terminate or otherwise diminish our rights under these contracts or agreements.

Many derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling some positions difficult. Many derivatives require that we deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold, and may not be able to obtain, the underlying security, loan or other obligation.

Following the downgrade of the credit ratings of ML & Co. and certain subsidiaries, we have engaged in discussions with certain derivative and other counterparties regarding their rights under these agreements. In response to counterparties' inquiries and requests, we have discussed and in some cases substituted derivative contracts and other trading agreements, including naming our affiliate, Bank of America, N.A. ("BANA") as the new counterparty. Our ability to substitute or make changes to these agreements to meet counterparties' requests may be subject to certain limitations, including counterparty willingness, regulatory limitations on naming BANA as the new counterparty, and the type or amount of collateral required. It is possible that such limitations on our ability to substitute or make changes to these agreements, including naming BANA as the new counterparty, could adversely affect our results of operations.

Derivatives contracts and other transactions entered into with third parties are not always confirmed by the counterparties or settled on a timely basis. While a transaction remains unconfirmed or during any delay in settlement, we are subject to heightened credit and operational risk and in the event of default may find it more difficult to enforce the contract. In addition, as new and more complex derivatives products have been created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts may arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs.

For additional information on our derivatives exposure, see Note 6 to the Consolidated Financial Statements.

Market Risk

Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market volatility. Market risk is inherent in the financial instruments associated with our operations and activities, including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives.

Our businesses and results of operations have been, and may continue to be, significantly adversely affected by changes in the levels of market volatility and by other financial or capital market conditions. Our businesses and results of operations may be adversely affected by market risk factors such as changes in interest and currency exchange rates, equity and futures prices, the implied volatility of interest rates, credit spreads and other economic and business factors. These market risks may adversely affect, among other things, (i) the value of our on- and off-balance sheet securities, trading assets, and other financial instruments, (ii) the cost of debt capital and our access to credit markets, (iii) the value of assets under management, which could reduce our fee income relating to those assets, (iv) customer allocation of capital among investment alternatives, (v) the volume of client activity in our trading operations, (vi) investment banking fees, and (vii) the general profitability and risk level of the transactions in which we engage. Any of these developments could have a significant adverse impact on our financial condition and results of operations.

We use various models and strategies to assess and control our market risk exposures but those are subject to inherent limitations. Our models, which rely on historical trends and assumptions, may not be sufficiently predictive of future results due to limited historical patterns, extreme or unanticipated market movements and illiquidity, especially during severe market downturns or stress events. The models that we use to assess and control our market risk exposures also reflect assumptions about the degree of correlation or lack thereof among prices of various asset classes or other market indicators.

In times of market stress or other unforeseen circumstances, such as the market conditions experienced in 2008 and
2009, previously uncorrelated indicators may become correlated, or previously correlated indicators may move in different directions. These types of market movements have at times limited the effectiveness of our hedging strategies and have caused us to incur significant losses, and they may do so in the future. These changes in correlation can be exacerbated where other market participants are using risk or trading models with assumptions or algorithms that are similar to ours. In these and other cases, it may be difficult to reduce our risk positions due to the activity of other market participants or widespread market dislocations, including circumstances where asset values are declining significantly or no market exists for certain assets. To the extent that we own securities that do not have an established liquid trading market or are otherwise subject to restrictions on sale or hedging, we may not be able to reduce our positions and therefore reduce our risk associated with such positions. In addition, challenging market conditions may also adversely affect our investment banking fees.

For additional information about market risk and our market risk management policies and procedures, see
“Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A of this Form 10-K.

Further downgrades in the U.S. government's sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to Merrill Lynch and its credit ratings and general economic conditions that we are not able to predict.

On August 2, 2011, Moody's affirmed the U.S. government's existing sovereign rating, but revised the rating outlook to negative. On August 5, 2011, S&P downgraded the U.S. government's long-term sovereign credit rating to AA+ from AAA and stated that the outlook on the long-term rating is negative. On the same day, S&P affirmed its A-1+ short-term rating on the U.S. and removed it from CreditWatch negative. On November 28, 2011, Fitch affirmed its AAA long-term rating on the U.S., but changed the outlook from stable to negative. On the same day,
Fitch affirmed its F1+ short-term rating on the U.S. All three rating agencies have indicated that they will continue to assess fiscal projections and consolidation measures, as well as the medium-term economic outlook for the U.S.

There continues to be the perceived risk of a sovereign credit ratings downgrade of the U.S. government, including the ratings of U.S. Treasury securities. It is foreseeable that the ratings and perceived creditworthiness of instruments issued, insured or guaranteed by institutions, agencies or instrumentalities directly linked to the U.S.

government could also be correspondingly affected by any such downgrade. Instruments of this nature are key assets on the balance sheets of financial institutions, including Merrill Lynch, and are widely used as collateral by financial institutions to meet their day-to-day cash flows in the short-term debt market. A downgrade of the sovereign credit ratings of the U.S. government and perceived creditworthiness of U.S. government-related obligations could impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. A downgrade may also adversely affect the market value of such instruments.

We cannot predict if, when or how any changes to the credit ratings or perceived creditworthiness of these organizations will affect economic conditions. Such ratings actions could result in a significant adverse impact to
us. The credit rating agencies’ ratings for Bank of America (and consequently, Merrill Lynch) could be directly or indirectly impacted by a downgrade of the U.S. government’s sovereign rating because the credit ratings of large systemically important financial institutions currently incorporate a degree of uplift due to assumptions concerning government support.

A downgrade of the sovereign credit ratings of the U.S. government or the credit ratings of related institutions, agencies or instrumentalities would significantly exacerbate the other risks to which Merrill Lynch is subject and any related adverse effects on our business, financial condition and results of operations, including those described under "Risk Factors - Credit Risk - We could suffer losses as a result of the actions of or deterioration in the commercial soundness of our counterparties and other financial services institutions," "Risk Factors - Market Risk -
Our business and results of operations have been, and may continue to be, significantly adversely affected by changes in the levels of market volatility and by other financial or capital market conditions" and "Risk Factors -
Liquidity Risk - Our liquidity, cash flows, financial condition and results of operations, and competitive position may be significantly adversely affected by the inability of us or Bank of America to access capital markets, or if there is an increase in our borrowing costs."

Uncertainty about the financial stability of several countries in the European Union ("EU"), the increasing risk that those countries may default on their sovereign debt and related stresses on financial markets, the Euro and the EU could have a significant adverse effect on our business, financial condition and results of operations. In 2011, the financial crisis in Europe continued, triggered by high sovereign budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these EU countries to continue to service their sovereign debt obligations. These conditions impacted financial markets and resulted in credit ratings downgrades for, and high and volatile bond yields on, the sovereign debt of many EU countries. Certain European countries continue to experience varying degrees of financial stress, and yields on government-issued bonds in Greece, Ireland, Italy, Portugal and Spain have risen and remain volatile. Despite assistance packages to certain of these countries, the creation of a joint EU-IMF European Financial Stability
Facility and additional expanded financial assistance to Greece, uncertainty over the outcome of the EU governments' financial support programs and worries about sovereign finances and the stability of the Euro and the
EU persist. Market concerns over the direct and indirect exposure of certain European banks and insurers to these
EU countries resulted in a widening of credit spreads and increased costs of funding for these financial institutions.
While we have reduced our exposure to European financial institutions, the insolvency of one or more major
European financial institutions could adversely impact financial markets and, consequently, our results of operations.

Risks and ongoing concerns about the debt crisis in Europe could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in these countries and the financial condition of European financial institutions, and international financial institutions with exposure to the region, including us. Market and economic disruptions have affected, and may continue to affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and residential mortgages, and housing prices, among other factors. There can be no assurance that the market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not spread, nor can there be any assurance that future assistance packages will be available or, even if provided, will be sufficient to stabilize the affected countries and markets in Europe or elsewhere. To the extent uncertainty regarding the European economic recovery continues to negatively impact consumer confidence and consumer credit factors, or should the EU enter a deep recession, both the U.S. economy and our business and results of operations could be significantly and adversely affected. Global economic uncertainty, regulatory initiatives and reform have impacted, and will likely continue to impact, non-U.S. credit and trading portfolios. We are seeking to address this risk but there can be no assurance our efforts in this respect will be sufficient or successful. Our total sovereign and non-sovereign exposure to Greece,
Italy, Ireland, Portugal, and Spain was $2.7 billion at December 31, 2011. Our total net sovereign and non-sovereign exposure to these countries was $1.1 billion at December 31, 2011, after taking into account net credit default protection. At December 31, 2011, the fair value of net credit default protection purchased was $1.6 billion.
Losses could still result because our credit protection contracts pay out only under certain scenarios.

For additional information regarding our direct sovereign and non-sovereign exposures in Europe, see
“Management's Discussion and Analysis of Financial Condition and Results of Operations - Executive Overview -
Other Events - European Union Sovereign Credit Risks" and “Quantitative and Qualitative Disclosures about
Market Risk-Credit Risk Management” in Part II, Item 7A of this Form 10-K.

Declines in the value of certain of our assets could have an adverse effect on our results of operations. We have a large portfolio of financial instruments, including, among others, certain corporate loans and loan commitments, loans held-for-sale, repurchase agreements, long-term deposits, trading assets and liabilities, derivatives assets and liabilities, available-for-sale securities and certain other assets and liabilities that we measure at fair value. We determine the fair values of these instruments based on the fair value hierarchy under applicable accounting guidance. The fair values of these financial instruments include adjustments for market liquidity, credit quality and other transaction-specific factors, where appropriate.

Gains or losses on these instruments can have a direct and significant impact on our results of operations, unless we have effectively hedged our exposures. Fair values may be impacted by declining values of the underlying assets or the prices at which observable market transactions occur and the continued availability of these transactions. The financial strength of counterparties, such as monolines, with whom we have economically hedged some of our exposure to these assets, also will affect the fair value of these assets. Sudden declines and significant volatility in the prices of assets may substantially curtail or eliminate the trading activity for these assets, which may make it very difficult to sell, hedge or value such assets. The inability to sell or effectively hedge assets reduces our ability to limit losses in such positions and the difficulty in valuing assets may increase our risk-weighted assets, which requires us to maintain additional capital and increases our funding costs.

Asset values also directly impact revenues in our asset management businesses. We receive asset-based management fees based on the value of our clients’ portfolios or investments in funds managed by us and, in some cases, we also receive incentive fees based on increases in the value of such investments. Declines in asset values can reduce the value of our clients’ portfolios or fund assets, which in turn can result in lower fees earned for managing such assets.

For additional information about fair value measurements, see Note 4 and Note 5 to the Consolidated Financial
Statements.

Regulatory and Legal Risk

Government measures to regulate the financial services industry, including the Financial Reform Act, either individually, in combination or in the aggregate, have increased and will continue to increase our compliance costs and could require us to change certain of our business practices, impose significant additional costs on us, limit the products that we offer, limit our ability to pursue business opportunities in an efficient manner, require us to increase our capital, impact the value of assets that we hold, significantly reduce our revenues or otherwise materially and adversely affect our businesses, financial condition and results of operations. As a financial institution, we are heavily regulated at the state, federal and international levels. As a result of the 2008-2009 financial crisis and related global economic downturn, we have faced and expect to continue to face increased public and legislative scrutiny as well as stricter and more comprehensive regulation of our businesses. These regulatory and legislative measures, either individually, in combination or in the aggregate, could require us to further change certain of our business practices, impose significant additional costs on us, limit the products that we offer, limit our ability to pursue business opportunities in an efficient manner, require us to increase our capital, impact the value of assets that we hold, significantly reduce our revenues or otherwise materially and adversely affect our businesses, financial condition and results of operations.

On October 11, 2011, the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), the Federal
Deposit Insurance Corporation (the “FDIC”) and the SEC, four of the five regulatory agencies charged with promulgating regulations implementing limitations on proprietary trading as well as the sponsorship of or investment in hedge funds and private equity funds (the “Volcker Rule”) established by the Financial Reform Act, released for comment proposed implementing regulations. On January 11, 2012, the Commodities Futures Trading
Commission (the “CFTC”), the fifth agency, released for comment its proposed regulations under the Volcker Rule.
The proposed regulations include clarifications to the definition of proprietary trading and distinctions between permitted and prohibited activities. The comment period for the first regulations proposed ended on February 13,
2012 and the comment period for the CFTC regulations will end in March 2012.

The statutory provisions of the Volcker Rule will become effective on July 21, 2012, whether or not the final regulations are adopted, and it gives certain financial institutions two years from the effective date, with opportunities for additional extensions, to bring activities and investments into compliance. Although Merrill Lynch exited its stand-alone proprietary trading business as of June 30, 2011 in anticipation of the Volcker Rule and to further our initiative to optimize our balance sheet, the ultimate impact of the Volcker Rule on us remains uncertain.
However, based on the content of the proposed regulations, it is possible that the implementation of the Volcker
Rule could limit or restrict our remaining trading activities. Implementation of the Volcker Rule could also limit or restrict our ability to sponsor and hold ownership interests in hedge funds, private equity funds and other subsidiary operations. Additionally, implementation of the Volcker Rule could increase our operational and compliance costs, reduce our trading revenues and adversely affect our results of operations. The date by which final regulations will be issued is uncertain.

Additionally, the Financial Reform Act includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives; imposing new capital, margin, reporting, registration and business conduct requirements for certain market participants; and imposing position limits on certain OTC derivatives. The Financial Reform Act grants the CFTC and the SEC substantial new authority and requires numerous rulemakings by these agencies. The Financial Reform Act required regulators to promulgate the rulemakings necessary to implement these regulations by July 16, 2011. However, the rulemaking process was not completed as of that date, and is not expected to conclude until well into 2012. Further, the regulators granted temporary relief from certain requirements that would have taken effect on July 16, 2011 absent any rulemaking. The SEC temporary relief is effective until final rules relevant to each requirement become effective. The CFTC temporary relief is effective until the earlier of July 16, 2012 or the date on which final rules relevant to each requirement become effective. The ultimate impact of these derivatives regulations, and the time it will take to comply, continue to remain uncertain. The final regulations will impose additional operational and compliance costs on us and may require us to restructure certain businesses, thereby negatively impacting our revenues and results of operations.

Similarly, in the U.K., the FSA has issued proposed rules requiring the submission of significant information about certain U.K. incorporated subsidiaries (including information on intra-group dependencies and legal entity separation) to allow the FSA to develop resolution plans. As a result of the FSA review, we could be required to take certain actions over the next several years, which could impose operational costs and potentially could result in the restructuring of certain businesses and subsidiaries.

Many of the provisions under the Financial Reform Act have begun to be phased in or will be phased in over the next several months or years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. The Financial Reform Act will continue to have a significant and negative impact on our earnings through revenue reductions, higher costs and new restrictions. The ultimate impact of the Financial Reform Act on our businesses and results of operations will depend on regulatory interpretation and rulemaking, as well as the success of any of our actions to mitigate the negative earnings impact of certain provisions.

Changes in the structure of the GSEs and the relationship among the GSEs, the government and the private markets, or the conversion of the current conservatorship of the GSEs into receivership, could adversely impact certain of our operations. Each GSE is currently in a conservatorship, with its primary regulator, the Federal
Housing Finance Agency (the "FHFA"), acting as conservator. During these conservatorships the FHFA may increasingly converge certain risk management and other standards and practices of each enterprise, which could result in a more uniform market for delivering agency conforming mortgage loans. We cannot predict if, when or how the conservatorships will end, or any associated changes to the GSEs' business structure that could result. We also cannot predict whether the conservatorships will end in receivership. There are several proposed approaches to reform the GSEs which, if enacted, could change the structure of the GSEs and the relationship among the GSEs, the government and the private markets, including the trading markets for agency conforming mortgage loans and markets for mortgage-related securities in which we participate. We cannot predict the prospects for the enactment, timing or content of legislative or rulemaking proposals regarding the future status of the GSEs. Accordingly, there continues to be uncertainty regarding the future of the GSEs, including whether they will continue to exist in their current form. GSE reform, if enacted, could adversely impact certain of our operations.

We face substantial potential legal liability and significant regulatory action, which could have material adverse effects on our cash flows, financial condition and results of operations or cause significant reputational harm to
us. We face significant legal risks in our businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against us and other financial institutions remain high and are increasing. Increased litigation costs, substantial legal liability or significant regulatory action against us could have material adverse effects on our financial condition and results of operations or cause significant reputational harm to us, which in turn could adversely impact our business prospects. In addition, we continue to face increased litigation risk and regulatory scrutiny. We have continued to experience increased litigation and other disputes with counterparties regarding relative rights and responsibilities. Consumers, clients and other counterparties have grown more litigious. Our experience with certain regulatory authorities suggests a migration towards an increasing supervisory focus on enforcement, including in connection with alleged violations of law and customer harm. The current environment of additional regulation, increased regulatory compliance burdens, and enhanced regulatory enforcement, combined with ongoing uncertainty related to the continuing evolution of the regulatory environment, has resulted in significant operational and compliance costs and may limit our ability to continue providing certain products and services.

These litigation and regulatory matters and any related settlements could have a material adverse effect on our cash flows, financial condition and results of operations. They could also negatively impact our reputation. For information concerning certain litigation-related expenses recognized for 2011 and 2010, the estimated aggregate range of possible losses in excess of the accrued liability (if any) related to litigation matters (where an estimate is possible) at December 31, 2011, as well as a further discussion of litigation risks, see Note 14 to the Consolidated
Financial Statements in Part II, Item 8 of this Form 10-K.

Changes in governmental fiscal and monetary policy could adversely affect our financial condition and results of operations. Our businesses and earnings are affected by domestic and international fiscal and monetary policy. The
Federal Reserve regulates the supply of money and credit in the U.S. and its policies determine in large part our cost of funds for lending, investing and capital raising activities and the return we earn on those loans and investments, both of which affect our net interest revenue. The actions of the Federal Reserve also can materially affect the value of financial instruments and other assets, such as debt securities, and its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Our businesses and earnings are also affected by the fiscal or other policies that are adopted by the U.S. government, various U.S. regulatory authorities and non-
U.S. governments and regulatory authorities. Changes in domestic and international fiscal and monetary policies are beyond our control and difficult to predict, but could have an adverse impact on our capital requirements and the costs of running our businesses, in turn adversely impacting our financial condition and results of operations.

Changes in U.S. and non-U.S. tax and other laws and regulations could adversely affect our financial condition and results of operations. The U.S. Congress and the Administration have signaled growing interest in reforming the
U.S. corporate income tax. While the timing of such reform is unclear, possible approaches include lowering the
35% corporate tax rate, modifying the taxation of income earned outside of the U.S. and limiting or eliminating various other deductions, tax credits and/or other tax preferences. It is not possible at this time to quantify either the one-time impact from remeasuring deferred tax assets and liabilities that might result upon enactment of tax reform or the ongoing impact reform might have on income tax expense, but either of these impacts could adversely affect our financial condition and results of operations.

In addition, the income from certain non-U.S. subsidiaries has not been subject to U.S. income tax as a result of long-standing deferral provisions applicable to income that is derived in the active conduct of a banking and financing business (active finance income). The U.S. Congress has extended the application of these deferral provisions several times, most recently in 2010. These provisions now are set to expire for taxable years beginning on or after January 1, 2012. Absent an extension of these provisions, active financing income earned by certain non-
U.S. subsidiaries will generally be subject to a tax provision that considers incremental U.S. income tax. The impact of the expiration of these provisions would depend upon the amount, composition and geographic mix of our future earnings.

Other countries have also proposed and, in some cases, adopted certain regulatory changes targeted at financial institutions or that otherwise affect us. The EU has adopted increased capital requirements and the U.K. has (i)
increased liquidity requirements for local financial institutions, including regulated U.K. subsidiaries of non-U.K.
bank holding companies and other financial institutions as well as branches of non-U.K. banks located in the U.K;
(ii) adopted a Bank Tax Levy which will apply to the aggregate balance sheet of branches and subsidiaries of non-
U.K. banks and banking groups operating in the U.K.; and (iii) proposed the creation and production of recovery and resolution plans by U.K.-regulated entities.

On July 19, 2011, the U.K. 2011 Finance Bill was enacted, which reduced the corporate income tax rate by one percent to 26% beginning on April 1, 2011, and then to 25% effective April 1, 2012. These rate reductions will favorably affect income tax expense on future U.K. earnings but also required us to remeasure our U.K. net deferred tax assets using the lower tax rates. The income tax benefit for the year ended December 31, 2011 included a $774 million charge for the remeasurement. If U.K. corporate income tax rates were to be reduced to 23% by 2014, as suggested in U.K. Treasury announcements and assuming no change in the deferred tax asset balance, a charge to income tax expense of approximately $400 million for each one percent reduction in the rate would result in each period of enactment (for a total of approximately $800 million). We are also monitoring other international legislative proposals that could materially impact us, such as changes to corporate income tax laws. Currently, in the
U.K., net operating loss carryforwards (“NOLs”) have an indefinite life. Were the U.K. taxing authorities to introduce limitations on the future utilization of NOLs and we were unable to document our continued ability to fully utilize our NOLs, we would be required to establish a valuation allowance by a charge to income tax expense.
Depending upon the nature of the limitations, such a charge could be material to our results of operations in the period of enactment.

Risk of the Competitive Environment in Which We Operate

We face significant and increasing competition in the financial services industry. We operate in a highly competitive environment. Over time, there has been substantial consolidation among companies in the financial services industry, and this trend accelerated in recent years. This trend has also hastened the globalization of the securities and financial services markets. We will continue to experience intensified competition as consolidation and globalization of the financial services industry may produce larger, better-capitalized and more geographically diverse companies that are capable of offering a wider array of financial products and services at more competitive prices. To the extent we expand into new business areas and new geographic regions, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to compete. In addition, technological advances and the growth of
e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions to compete with technology companies in providing electronic and internet-based financial solutions. Increased competition may negatively affect our results of operations by creating pressure to lower prices on our products and services and reducing market share.

Damage to our reputation could significantly harm our businesses, including our competitive position and business prospects. Our ability to attract and retain customers, clients, investors and employees is impacted by our reputation. Public perception of us and others in the financial services industry appeared to decline in 2011. We continue to face increased public and regulatory scrutiny resulting from the financial crisis and economic downturn, as well as our acquisition by Bank of America and the suitability or reasonableness of recommending particular trading or investment strategies.

Significant harm to our reputation can also arise from other sources, including indirectly as a result of actions by
Bank of America or damage to its reputation, employee misconduct, litigation or regulatory outcomes, failing to deliver minimum or required standards of service and quality, compliance failures, unethical behavior, unintended disclosure of confidential information, and the activities of our clients, customers and counterparties, including vendors. Actions by the financial services industry generally or by certain members or individuals in the industry also can significantly adversely affect our reputation.

We are subject to complex and evolving laws and regulations regarding privacy, data protections and other matters.
Principles concerning the appropriate scope of consumer and commercial privacy vary considerably in different jurisdictions, and regulatory and public expectations regarding the definition and scope of consumer and commercial privacy may remain fluid into the future. It is possible that these laws may be interpreted and applied by various jurisdictions in a manner that is inconsistent with our current or future practices, or that is inconsistent with one another. We face regulatory, reputational and operational risks if personal, confidential or proprietary information of customers or clients in our possession is mishandled or misused.

We could suffer significant reputational harm if we fail to properly identify and manage potential conflicts of interest. Management of potential conflicts of interest has become increasingly complex as we expand our business activities through more numerous transactions, obligations and interests with and among our clients. The failure to adequately address, or the perceived failure to adequately address, conflicts of interest could affect the willingness of clients to deal with us, or give rise to litigation or enforcement actions, which could adversely affect our businesses.

Our actual or perceived failure to address these and other issues gives rise to reputational risk that could cause significant harm to us and our business prospects, including failure to properly address operational risks. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions, legal risks and reputational harm, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.

Our ability to attract and retain qualified employees is critical to the success of our businesses and failure to do so could adversely affect our business prospects, including our competitive position and results of operations. Our performance is heavily dependent on the talents and efforts of highly skilled individuals. Competition for qualified personnel within the financial services industry and from businesses outside the financial services industry has been, and is expected to continue to be, intense. Our competitors include non-U.S.-based institutions and institutions otherwise not subject to compensation and hiring regulations imposed on U.S. institutions and financial institutions in particular. The difficulty we face in competing for key personnel is exacerbated in emerging markets, where we are often competing for qualified employees with entities that may have a significantly greater presence or more extensive experience in the region.

In order to attract and retain qualified personnel, we must provide market-level compensation. As a subsidiary of
Bank of America, we may be subject to limitations on compensation practices (which may or may not affect our competitors) by regulators in the U.S. or around the world. Any future limitations on executive compensation imposed by legislation or regulation could adversely affect our ability to attract and maintain qualified employees.
Furthermore, a substantial portion of our annual bonus compensation paid to our senior employees has in recent years taken the form of long-term equity awards. The value of long-term equity awards to senior employees generally has been negatively affected by the significant decline in the market price of Bank of America's common stock. If we are unable to continue to attract and retain qualified individuals, our business prospects, including our competitive position and results of operations, could be adversely affected.

In addition, if we fail to retain the wealth advisors that we employ in our wealth and investment management business, particularly those with significant client relationships, such failure could result in a significant loss of clients or the withdrawal of significant client assets. Any such loss or withdrawal could adversely impact our wealth and investment management business activities and our financial condition, results of operations and cash flows.

We may not be able to achieve expected cost savings from cost-saving initiatives, including from Project New BAC, or in accordance with currently anticipated time frames. We are currently engaged in numerous efforts to achieve certain cost savings, including, among other things, Project New BAC.

Project New BAC is a two-phase, enterprise-wide initiative to simplify and streamline workflows and processes, align businesses and costs more closely with Bank of America's overall strategic plan and operating principles, and increase revenues. Phase 1 focused on Bank of America's consumer businesses and related support, technology and operations functions. Phase 2 focuses on businesses and related support, technology and operations functions not subject to evaluation in Phase 1. All aspects of Project New BAC are expected to be implemented by the end of
2014.

We may be unable to fully realize the cost savings and other anticipated benefits from our cost saving initiatives, or in accordance with currently anticipated timeframes.

Our inability to adapt our products and services to evolving industry standards and consumer preferences could harm our businesses. Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure by competitors to provide products and services at lower prices.
This can reduce our revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to incur substantial expenditures to modify or adapt our existing products and services. We might not be successful in developing or introducing new products and services, responding or adapting to changes in consumer spending and saving habits, achieving market acceptance of our products and services, or sufficiently developing and maintaining loyal customers.

Risks Related to Risk Management

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses. Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to the types of risk to which we are subject, including strategic, credit, market, liquidity, compliance, operational and reputational risks, among others. While we employ a broad and diversified set of risk monitoring and mitigation techniques, those techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions, heightened legislative and regulatory scrutiny of the financial services industry and increases in the overall complexity of our operations, among other developments, have resulted in a heightened level of risk for us. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks, including all correlations and downstream secondary or follow-on effects that occur.

A failure in or breach of our operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses. Any such failure also could have a material adverse effect on our business, financial condition and results of operations. Our business is highly dependent on our ability to process, record and monitor, on a continuous basis, a large number of transactions, many of which are highly complex, across numerous and diverse markets in many currencies. The potential for operational risk exposure exists throughout our organization, including losses resulting from unauthorized trades by any employees.

Integral to our performance is the continued efficacy of our internal processes, systems, relationships with third parties and the vast array of employees and key executives in our day-to-day and ongoing operations. With regard to the physical infrastructure and systems that support our operations, we have taken measures to implement backup systems and other safeguards, but our ability to conduct business may be adversely affected by any significant and widespread disruption to our infrastructure or systems. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our ability to process these transactions or provide these services. There could be sudden increases in customer transaction volume;
electrical or telecommunications outages; natural disasters such as earthquakes, tornadoes and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and cyber attacks. We continuously update these systems to support our operations and growth. This updating entails significant costs and creates risks associated with implementing new systems and integrating them with existing ones.

Information security risks for large financial institutions such as Bank of America and Merrill Lynch have significantly increased in recent years in part because of the proliferation of new technologies, the use of the
Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state actors. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks. We rely on our digital technologies, computer and email systems, software, and networks to conduct our operations. In addition, to access our products and services, our customers may use personal smartphones, tablet PCs, and other mobile devices that are beyond our control systems. Our technologies, systems, networks, and our customers' devices have been subject to, and are likely to continue to be the target of, cyber attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our customers' confidential, proprietary and other information, or otherwise disrupt our or our customers' or other third parties' business operations. Because of our prominence, we believe that such attacks may continue.

Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the prominent size and scale of Bank of America and Merrill Lynch and their roles in the financial services industry, their expanded geographic footprint and international presence, the outsourcing of some of their business operations, the continued
uncertain global economic environment, and system and customer account conversions. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

In addition, we also face the risk of operational failure, termination or capacity constraints of any of the third parties with which we do business or that facilitate our business activities, including clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. In recent years, there has been significant consolidation among clearing agents, exchanges and clearing houses and increased interconnectivity of multiple financial institutions with central agents, exchanges and clearing houses. This consolidation and interconnectivity increases the risk of operational failure, on both individual and industry-wide bases, as disparate complex systems need to be integrated, often on an accelerated basis. Any such failure, termination or constraint could adversely affect our ability to effect transactions, service our clients, manage our exposure to risk or expand our businesses and could have a significant adverse impact on our liquidity, financial condition and results of operations.

Disruptions or failures in the physical infrastructure or operating systems that support our business and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in the loss of customers and business opportunities, legal liability, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs, and additional compliance costs, any of which could materially adversely affect our business, financial condition and results of operations.

Risk of Being an International Business

We are subject to numerous political, economic, market, reputational, operational, legal, regulatory and other risks in the non-U.S. jurisdictions in which we operate which could adversely impact our businesses, financial condition and results of operations. We do business throughout the world, including in developing regions of the world commonly known as emerging markets. Our businesses and revenues derived from non-U.S. jurisdictions are subject to risk of loss from currency fluctuations, social or judicial instability, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, capital controls, exchange controls, other restrictive actions, unfavorable political and diplomatic developments and changes in legislation. These risks are especially acute in emerging markets. Many non-U.S. jurisdictions in which we do business have been negatively impacted by recessionary conditions. While a number of these jurisdictions are showing signs of recovery, others continue to experience increasing levels of stress. In addition, the increasing potential risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses.
Risks in one country can affect our operations in another country or countries, including our operations in the U.S.
As a result, any such unfavorable conditions or developments could have an adverse impact on our businesses, financial condition and results of operations.

Our non-U.S. businesses are also subject to extensive regulation by various non-U.S. regulators, including governments, securities exchanges, central banks and other regulatory bodies, in the jurisdictions in which those businesses operate. In many countries, the laws and regulations applicable to the financial services and securities industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market or manage our relationships with multiple regulators in various jurisdictions. Our inability to remain in compliance with local laws in a particular market and manage our relationships with regulators could have a significant and adverse effect not only on our businesses in that market but also on our reputation generally.

We also invest or trade in the securities of corporations and governments located in non-U.S. jurisdictions, including emerging markets. Revenues from the trading of non-U.S. securities may be subject to negative fluctuations as a result of the above factors. Furthermore, the impact of these fluctuations could be magnified because non-U.S. trading markets, particularly in emerging market countries, are generally smaller, less liquid and more volatile than U.S. trading markets.

We are subject to geopolitical risks, including acts or threats of terrorism, and actions taken by the U.S. or other governments in response thereto and/or military conflicts that could adversely affect business and economic conditions abroad as well as in the U.S.

Risk from Accounting Changes

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial condition and results of operations. Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those assumptions, estimates or judgments were incorrectly made, we could be required to correct and restate prior-period financial statements.

Accounting standard-setters and those who interpret the accounting standards (such as the Financial Accounting
Standards Board, the SEC and our independent registered public accounting firm) may also amend or even reverse their previous interpretations or positions on how various standards should be applied. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in Merrill
Lynch needing to revise and republish prior-period financial statements. For further information on some of our critical accounting policies and standards and recent accounting changes, see Note 1 to the Consolidated Financial
Statements.

Risk of Being a Wholly-Owned Subsidiary

We are a direct wholly-owned subsidiary of Bank of America and therefore are subject to strategic decisions of
Bank of America and affected by Bank of America’s performance. We are fundamentally affected by our relationship with Bank of America. As a direct wholly-owned subsidiary of Bank of America, we are subject to a wide range of possible strategic decisions that Bank of America may make from time to time. Those strategic decisions could include the level and types of financing and other support made available to us by Bank of America.
In addition, circumstances and events affecting Bank of America can significantly affect us. For example, the primary drivers of our credit ratings are Bank of America’s credit ratings, and when rating agencies take actions regarding Bank of America’s credit ratings and outlooks, they generally take the same actions with respect to our ratings and outlooks. Also, we have several borrowing arrangements and a globally coordinated funding strategy with Bank of America. Significant changes in Bank of America’s strategy or its relationship with us could have a material adverse effect on our business. Material adverse changes in the performance of Bank of America or its other subsidiaries could have a material adverse effect on our results of operations, financial condition and liquidity.
We are indirectly exposed, therefore, to many of the risks to which Bank of America is directly exposed. Bank of
America has not assumed or guaranteed the long-term debt that was issued or guaranteed by ML & Co. or its subsidiaries prior to the acquisition of Merrill Lynch by Bank of America.

As a wholly-owned subsidiary of Bank of America, a bank holding company that is also a financial holding company, we are subject to the oversight of, and inspection by, the Federal Reserve. If Bank of America does not comply with regulatory requirements applicable to banking institutions with respect to regulatory capital, capital ratios and liquidity and required increases in the foregoing, our liquidity would be adversely affected. In order to comply with such requirements, Bank of America may be required to liquidate company assets, among other actions. Our activities are limited to those that are permissible for Bank of America under applicable laws and regulations. As a financial holding company, Bank of America (directly or through its subsidiaries) may engage in activities that are “financial in nature.” Bank of America’s status as a financial holding company requires, among other conditions, that each of its subsidiary insured depository institutions be well-capitalized and well-managed.
Failure to satisfy these conditions may result in the Federal Reserve limiting the activities of Bank of America, which thereby could restrict our current business activities, require divestiture of certain of our assets and operations or limit potential future strategic plans.